FOR RELEASE November 9, 2009

Contact: Integrated Corporate Relations

Ashley M. Ammon

(203) 682-8200

Chindex International, Inc. Reports
Second Quarter and First Half Fiscal 2010 Financial Results

Bethesda, Maryland – November 9, 2009 - Chindex International, Inc. (“Chindex”) (NASDAQ: CHDX), a leading independent American provider of Western healthcare products and services in the People’s Republic of China, today announced results for the second quarter and first half of fiscal 2010, which ended September 30, 2009.

Financial Highlights:

•	Revenue in the second quarter of fiscal 2010 was $38.1 million, flat on a year over year basis;

•	Net income in the second quarter of fiscal 2010 was $538,000, or $0.03 per diluted share, compared to net income of $862,000, or $0.05 per diluted share, in the second quarter of fiscal 2009.

•	Revenue in the first half of fiscal 2010 increased 19% to $83.5 million from $70.2 million during the first half of fiscal 2009;

•	Net income in the first half of fiscal 2010 increased to $3.8 million, or $0.24 per diluted share, from $700,000, or $0.04 per diluted share, in the year over year period;

Roberta Lipson, President and CEO of Chindex, “We are pleased with our financial results for the first half of fiscal year 2010, which puts us on track to meet our full year expectations. Our second quarter reflects continued growth in the Healthcare Services division, offset by disruption related to construction at our Beijing facility. The Medical Products division is always subject to quarterly variations, and this quarter we encountered regulatory delays on high-value medical equipment purchases, although this does not undermine the significant excitement we see in the marketplace for our products, particularly for daVinci. As we enter the back half of the fiscal year, we remain extremely well-positioned to capitalize on China’s premium-quality healthcare services market, continued economic vibrancy and opportunities created by healthcare reform.”

Second Quarter Fiscal 2010 Financial Results
Revenue for the second quarter of fiscal 2010 was flat on a year over year basis at $38.1 million. Revenue from the Healthcare Services division increased 10% to $21.0 million from $19.1 million in the prior year period, and reflects continued growth of inpatient and outpatient volume offset by disruption due to construction of the expanded facility in Beijing. Revenue from the Medical Products division decreased 10% to $17.1 million from $19.0 million in the prior year period, and reflects delays in the order cycle for high value capital medical equipment, particularly robotic surgical systems, resulting from the Chinese government’s review of import approvals and the timing of the tender process.

During the quarter, the Company recorded income from operations of $1.4 million, compared to $1.6 million in the same quarter of last year. Total operating costs and expenses were flat year over year at $36.7 million and reflect expense controls as well as normalized salary costs in the Healthcare Services division. Additionally, Chindex recognized development and startup expenses of approximately $313,000, equivalent to approximately $0.02 per diluted share, and non-cash stock compensation expense of $852,000, equivalent to approximately $0.05 per diluted share, in the second quarter of fiscal 2010. In the prior year period, the Company’s development and startup expenses in the Healthcare Services division were $645,000, roughly $0.04 per diluted share, and non-cash stock compensation expense was $646,000 or roughly $0.04 per diluted share.

The Company’s tax expense was approximately $1.0 million in the second quarter of fiscal 2010, an effective tax rate of 65.2%. The tax rate reflects losses in entities for which the Company cannot yet recognize benefit. In the prior year period, tax expense was approximately $251,000.

Net income in the second quarter of fiscal 2010 was $538,000, or $0.03 per diluted share. This compares to net income of $862,000, or $0.05 per diluted share, in the second quarter of fiscal 2009.

Healthcare Services division business results:
Revenue in the second quarter of the fiscal year 2010 was $21.0 million, an increase of 10% from $19.1 million in the prior year quarter. Operating costs increased by 4% to $18.7 million from $18.0 million in the prior year’s second quarter. Salary expense represented 48% of divisional revenue, down from 51% in the prior year period, and reflects the normalization of physician salary costs as well as increased staffing compared to the year before. Income from operations before foreign exchange gains increased to $2.3 million from $1.1 million in the prior year period.

Lipson stated, “Continued growth in patient volume throughout our hospital and clinic network during the second fiscal quarter demonstrates our unique offering, proven operating history and the continued growing demand for premium quality care in China. While on-site construction in Beijing caused some disruption in our existing offerings such as pediatrics, we remain extremely confident that high-end healthcare services in China address an increasingly affluent and growing, underserved market. Our sights remain set on our long-term goal to substantially grow our network in the coming years.”

Medical Products division business results:
For the second quarter of fiscal 2010, revenue decreased 10% to $17.1 million from $19.0 million in the prior year period. The Company did not realize any sales of robotic surgical systems during the quarter and sales of diagnostic ultrasound, women’s health imaging, clinical chemistry and cosmetic laser systems products increased at lower than expected rates. Revenue performance reflects delays in the order cycle for high value capital medical equipment, particularly for robotic surgical systems, resulting from the Chinese government’s review of import approvals, and also reflects the overall timing of the tender process in China. Gross profit margin was 28% and was in line with historical averages. The division had a loss from operations before foreign exchange gains of $1.5 million compared with income from operations of approximately $582,000 in the prior year period.

“The government’s review of importing high value technologies into public hospitals is a routine process impacting new, big ticket medical products. We believe that the review itself substantiates the continued demand we see for premium medical technology in China, and bodes well for future sales across our portfolio despite causing disruptions to daVinci sales this quarter. Our expectation for the order flow for daVinci’s has not changed and we continue to expect sales of one to two systems per quarter on average, over time. We also see excitement in the market for the other new technologies we have introduced recently, including in ultrasound and digital mammography, for example. In addition, over the first and second quarters this year we have shipped products under our KfW Development Bank and U.S. Export Import Bank contracts and expect to execute additional government backed contracts in the future,” concluded Lipson.

Conference Call
Management will host a conference call today at 8:00 am ET to discuss financial results. To participate in the conference call, international callers dial 1-913-312-1510 and domestic callers dial 1-888-724-9518 approximately 10 minutes before the conference call is scheduled to begin.

The telephone replay will be available from the day of the call until November 23, 2009 by dialing (international) 1-719-457-0820 and (domestic) 1-888-203-1112, passcode 9542409.

A webcast will be accessible via Chindex’s website at http://ir.chindex.com/events.cfm.

About Chindex International, Inc.
Chindex is an American healthcare company that provides healthcare services and supplies medical capital equipment, instrumentation and products to the Chinese marketplace, including Hong Kong. Healthcare services are provided through the operations of its United Family Hospitals and Clinics, a network of private primary care hospitals and affiliated ambulatory clinics in China. The Company’s hospital network currently operates in the Beijing, Shanghai, Guangzhou and Wuxi. The Company sells medical products manufactured by various major multinational companies, including Siemens AG and Intuitive Surgical, for which the Company is the exclusive distribution partner for the sale and servicing of color ultrasound systems and surgical robotic systems respectively. It also arranges financing packages for the supply of medical products to hospitals in China utilizing the export loan and loan guarantee programs of both the U.S. Export-Import Bank and the German KfW Development Bank. With twenty-seven years of experience, approximately 1,300 employees, and operations in China, Hong Kong, the United States and Germany, the Company’s strategy is to expand its cross-cultural reach by providing leading edge healthcare technologies, quality products and services to Greater China’s professional communities. Further company information may be found at the Company’s websites http://www.chindex.com and http://www.unitedfamilyhospitals.com.

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands except share and per share data)
(Unaudited)

	Three months ended		Six months ended
	September 30,		September 30,
	2009	2008	2009	2008
Product sales	$17,120	$19,041	$40,404	$31,538
Healthcare services revenue	20,999	19,069	43,047	38,641

Total revenue	38,119	38,110	83,451	70,179

Costs and expenses
Product sales costs	12,384	13,187	29,853	23,083
Healthcare services costs	17,352	16,666	34,102	32,401
Selling and marketing expenses	3,608	3,265	6,768	5,724
General and administrative expenses	3,362	3,344	6,040	6,570

Income from operations	1,413	1,648	6,688	2,401
Other (expenses) and income
Interest expense	(281)	(253)	(554)	(479)
Interest income	400	321	872	789
Miscellaneous (expense) income - net	15	(603)	(632)	(596)

Income before income taxes	1,547	1,113	6,374	2,115
Provision for income taxes	(1,009)	(251)	(2,583)	(1,415)

Net income	$538	$862	$3,791	$700

Net income per common share — basic	$.04	$.06	$.26	$.05

Weighted average shares outstanding — basic	14,525,528	14,400,655	14,514,453	14,360,758

Net income per common share — diluted	$.03	$.05	$.24	$.04

Weighted average shares outstanding — diluted	16,143,679	16,042,327	16,072,536	16,126,008

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands except share data)

(Unaudited)

	September 30, 2009	March 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$16,207	$20,293
Restricted cash	734	1,854
Investments	55,494	51,502
Accounts receivable, less allowance for doubtful accounts of $5,381 and $5,041, respectively
Product sales receivables	31,689	37,994
Patient service receivables	9,971	8,837
Inventories, net	13,182	11,346
Deferred income taxes	2,845	2,410
Other current assets	3,327	3,239

Total current assets	133,449	137,475
Restricted cash	2,445	1,437
Property and equipment, net	21,434	20,633
Noncurrent deferred income taxes	1,019	1,031
Other assets	2,896	2,061

Total assets	$161,243	$162,637

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt, current portion of long-term debt and vendor financing	$2,441	$1,631
Current portion of capitalized leases	3	22
Accounts payable	11,626	12,259
Accrued expenses	10,537	20,607
Other current liabilities	6,265	4,148
Deferred revenue	2,458	1,539
Income taxes payable	1,970	1,568

Total current liabilities	35,300	41,774
Long-term debt, vendor financing and convertible debentures	22,465	23,709
Long-term deferred revenue	1,396	595
Long-term deferred tax liability	119	119

Total liabilities	59,280	66,197

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 28,200,000 shares authorized, including 3,200,000 designated Class B:
Common stock – 13,605,960 and 13,452,007 shares issued and outstanding at September 30, 2009 and March 31, 2009, respectively	136	135
Class B stock – 1,162,500 shares issued and outstanding at September 30, 2009 and March 31, 2009, respectively	12	12
Additional paid-in capital	97,684	95,808
Accumulated other comprehensive income	3,068	3,072
Retained earnings (accumulated deficit)	1,063	(2,587)

Total stockholders’ equity	101,963	96,440

Total liabilities and stockholders’ equity	$161,243	$162,637

CHINDEX INTERNATIONAL, INC.
SEGMENT INFORMATION

The Company operates in two businesses: Healthcare Services and Medical Products. The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, not including foreign exchange gains or losses. The following segment information has been provided per Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (included in ASC 280). (in thousands except except percentages

	Healthcare Services		Medical Products	Total

For the three months ended September 30, 2009:

Sales and service revenue	$20,999		$17,120	$38,119
Gross Profit	n/a	*	4,736	n/a
Gross Profit %	n/a	*	28%	n/a
Income (loss) from operations before foreign exchange	$2,281		$(1,481)	$800
Foreign exchange gain				613

Income from operations				$1,413
Other income, net				134

Income before income taxes				$1,547

Assets as of September 30, 2009	$99,595		$61,648	$161,243

	Healthcare Services		Medical Products	Total

For the three months ended September 30, 2008:

Sales and service revenue	$19,069		$19.041	$38,110
Gross Profit	n/a	*	5,854	n/a
Gross Profit %	n/a	*	31%	n/a
Income from operations before foreign exchange	$1,052		$582	$1,634
Foreign exchange gain				14

Income from operations				$1,648
Other (expense), net				(535)

Income before income taxes				$1,113

Assets as of March 31, 2009	$94,675		$67,962	$162,637
	Healthcare Services		Medical Products	Total

For the six months ended September 30, 2009:

Sales and service revenue	$43,047		$40,404	$83,451
Gross Profit	n/a	*	10,551	n/a
Gross Profit %	n/a	*	26%	n/a
Income (loss) from operations before foreign exchange	$6,406		$(1,237)	$5,169
Foreign exchange gain				1,519

Income from operations				$6,688
Other (expense), net				(314)

Income before income taxes				$6,374

Assets as of September 30, 2009	$99,595		$61,648	$161,243

	Healthcare Services		Medical Products	Total

For the six months ended September 30, 2008:

Sales and service revenue	$38,641		$31,538	$70,179
Gross Profit	n/a	*	8,455	n/a
Gross Profit %	n/a	*	27%	n/a
Income (loss) from operations before foreign exchange	$3,827		$(1,554)	$2,273
Foreign exchange gain				128

Income from operations				$2,401
Other (expense), net				(286)

Income before income taxes				$2,115

Assets as of March 31, 2009	$94,675		$67,962	$162,637

• Gross profit margins are not routinely calculated in the healthcare industry.